As filed with the Securities and Exchange Commission on February 12, 2010
Registration No. 333-159829

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 2
____________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________

WARNER CHILCOTT PUBLIC LIMITED COMPANY
WARNER CHILCOTT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Ireland Delaware	2834 2834	98-0626948 11-3738429
(Primary States or Other Jurisdictions of Incorporation or Organization)	(I.R.S. Employer Standard Industrial Classification Code Nos.)	(I.R.S. Employer Identification Nos.)
Unit 19 Ardee Business Park Hale Street Ardee, Co. Louth, Ireland +353 41 685 6983
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
____________________
Izumi Hara, Esq. c/o Warner Chilcott Corporation 100 Enterprise Drive Rockaway, New Jersey 07866 (973) 442-3200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
____________________
See Table of Additional Registrants Below ____________________
Copy to:
Michael Kaplan, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4000 Fax: (212) 450-4800
____________________
Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐  _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐   ______

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
____________________

ADDITIONAL REGISTRANTS
Exact Names of Registrants as Specified in Their Charters	States or Other Jurisdictions of Incorporation or Organization	Primary Standard Industrial Classification Code Nos.	I.R.S. Employer Identification Nos.	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices
Warner Chilcott Intermediate (Luxembourg) S.à r.l.	Luxembourg	2834	98-0447729	67, rue Ermesinde #4, 2nd Floor L-1469 Luxembourg +352-26-63-74449
Warner Chilcott Company, LLC	Puerto Rico	2834	66-0638938	Union Street, Road 195 Km. 1.1 Fajardo, Puerto Rico 00738 (787) 863-1850
Warner Chilcott (US), LLC	Delaware	2834	22-3426958	100 Enterprise Drive Rockaway, New Jersey 07866 (973) 442-3200
Warner Chilcott Holdings Company III, Limited	Bermuda	2834	98-0546744	Unit 19 Ardee Business Park Hale Street Ardee, Co Louth, Ireland +353 41 685 6983
WC Pharmaceuticals I Limited	Gibraltar	2834	98-0621416	Icom House Suite 3, Second Floor 1/5 Irish Town, Gibraltar +350 200 50418
WC Luxco S.à r.l.	Luxembourg	2834	98-0620515	67, rue Ermesinde #4, 2nd Floor L-1469 Luxembourg +352-26-63-74449
Warner Chilcott Limited	Bermuda	2834	98-0496358	Unit 19 Ardee Business Park Hale Street Ardee, Co Louth, Ireland +353 41 685 6983

The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrants is:

Izumi Hara, Esq.
c/o Warner Chilcott Corporation
100 Enterprise Drive
Rockaway, New Jersey 07866
(973) 442-3200

TERMINATION OF REGISTRATION STATEMENT

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (Commission File No. 333-159829) (the “Registration Statement”) which was filed by Warner Chilcott Corporation (the “Company”) with the Securities and Exchange Commission on June 8, 2009, to be used in connection with offers and sales related to market making transactions in the Company’s 8¾% Senior Subordinated Notes due 2015 (the “Notes”).

On December 15, 2009, the Company commenced a cash tender offer for any and all of the Notes.  In total, the Company received and accepted for purchase approximately $292.5 million aggregate principal amount of the Notes, representing approximately 77% of the aggregate principal amount of the Notes outstanding prior to the tender offer.  On February 1, 2010, the Company redeemed all of the remaining outstanding Notes. Accordingly, this Post-Effective Amendment No. 2 is being filed to terminate the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned registrants have each caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned duly authorized person.

Date:           February 12, 2010

Warner Chilcott plc

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Warner Chilcott Corporation

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Warner Chilcott Intermediate (Luxembourg) S.à r.l.

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Authorized Signatory (Principal Financial and Accounting Officer)

Warner Chilcott Company, LLC

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Authorized Signatory

Warner Chilcott (US), LLC

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Warner Chilcott Holdings Company III, Limited

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

WC Pharmaceuticals I Limited

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Authorized Signatory (Principal Financial and Accounting Officer)

WC Luxco S.à r.l.

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Authorized Signatory (Principal Financial and Accounting Officer)

Warner Chilcott Limited

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer